Exhibit 4.7

Unofficial Translation

Loan Agreement and Principles Agreement

Executed and Signed on November 29, 2022, in Galil Yam

Between:

IMC Holdings Ltd.

Company No. 515778348

From Beit HaKeshet, Kibbutz Galil Yam, Israel

(hereinafter: "the Lender"),

On the first part;

And:

Telecanna Ltd.

Company No. 516591781

From 24 A-Sultani Road, Tira, Israel

(hereinafter: "the Borrower" or "the Company", as applicable),

On the second part;

And:

Haskia Walid, ID No. 33413980

From 24 A-Sultani Road, Tira, Israel

(hereinafter: "the Shareholder")

On the third part.

Whereas
the Shareholder, as of the date of signing this agreement (hereinafter: "the Signing Date"), holds 1,000 ordinary shares, each with a nominal value of 1 NIS, constituting 100% of the issued and paid-up share capital of the Company on a fully diluted basis (as defined below);

Whereas
the Company intends to operate a pharmacy for dispensing medical cannabis products and is working to obtain all necessary licenses and permits under the law required for operating a pharmacy, including the approval of the Regional Pharmacist and a Business License (hereinafter: "Pharmacy Licenses"), and subsequently intends to initiate the process of obtaining a license to sell medical cannabis- based products (hereinafter: "Cannabis License") from the Medical Cannabis Unit at the Ministry of Health (hereinafter: "IMCU");

Whereas
the Company requires financing for its operations and seeks to obtain a loan from the Lender, and the Lender is willing to provide the Company with a loan in the amount and under the terms set forth below;

Whereas	the parties wish to define and set forth in this agreement the terms relating to the loan and other related matters, all in accordance with and subject to the provisions of this agreement;

Now, therefore, it is declared, stipulated, and agreed between the parties as follows:

1.	Preamble and Appendices

1.1.	The preamble to this agreement and its attached appendices form an integral part hereof, and their provisions shall be interpreted as part of the agreement.

1.2.	The section headings in this agreement are for convenience only and shall not serve as an interpretive tool for the agreement.

2.	The Loan

The Lender shall provide the Borrower with a loan in the amount of 1,545,000 NIS (in words: one million five hundred forty-five thousand NIS) (hereinafter: "the Loan Amount" or "the Loan", as applicable).

3.	Loan Repayment

The loan shall be repaid through conversion into Company shares as follows:

3.1.
On the Conversion Date (as defined below), the Company shall allocate to the Lender 1,040 ordinary shares with a nominal value of 1 NIS each ("Allocated Shares"), such that immediately upon allocation, the Lender’s holdings in the Company will constitute 51% of the issued share capital of the Company on a fully diluted basis, free and clear of any encumbrances.

"Fully Diluted" means after taking into account all rights to purchase shares in the Company and/or to receive shares in the Company and/or to receive any other security of the Company, whether by allocation and/or conversion, including options of any kind and any Company commitments to grant such options, whether allocated, exercised, or converted in full or not.

"Free and Clear" means free and clear of any lien, pledge, debt, attachment, levy, retention, claim, blocking arrangement, or any third-party rights, including preemptive rights, options to purchase shares, first refusal rights, or any other similar rights.

3.2.	The loan shall be automatically converted upon the occurrence of the earlier of the following events (hereinafter: "Conversion Date"):

3.2.1.
The Company receives from IMCU an initial approval for establishing a pharmacy for dispensing medical cannabis products (hereinafter: "Initial Business Code"). Upon obtaining the Initial Business Code, the Conversion Date shall occur, and the Allocated Shares shall be transferred to the Lender. The Company shall submit an update to IMCU regarding the change in Company ownership following the allocation of the Allocated Shares, and the parties shall take all necessary steps with IMCU to update the Initial Business Code accordingly;

3.2.2.	The Lender provides the Company with written notice of its desire to execute loan repayment at any time of its choosing.

3.3.	The allocation of the Allocated Shares to the Lender upon the Conversion Date shall constitute full and final repayment of the loan.

3.4.	The Borrower shall not, at any stage, make an early cash repayment of the loan unless expressly agreed to in writing by the parties.

4.	Securities

To secure the Borrower’s obligations under this agreement, the following securities shall be provided in favor of the Lender:

4.1.	The Company shall execute a fixed first-ranking pledge agreement over its entire unallocated registered share capital, including goodwill.

4.2.	The Shareholder shall sign a personal guarantee in favor of the Lender in the amount of the loan.

4.3.
The Shareholder shall execute a first-ranking fixed pledge agreement in favor of the Lender over all of his shares in the Company and all related rights, including dividends, income, proceeds, and any payments related thereto.

5.	Signing Date Obligations

On the Signing Date, the parties shall take the following actions:

5.1.	The Lender shall provide the Borrower with the Loan Amount as set forth in Section 2 above.

5.2.	The parties shall execute the securities outlined in Section 4 above.

5.3.
The Company shall deliver to the Lender all necessary corporate approvals (including board and shareholder meeting approvals) for the execution of this agreement, and the Lender shall provide the Company with its own required corporate approvals.

5.4.	The Company shall deliver to the Lender a signed notice for the Companies Registrar regarding the allocation of the Allocated Shares.

5.5.	The parties shall sign a Shareholders' Agreement in the form attached as Appendix 5.5, to take effect on the Conversion Date.

6.
Borrower and Shareholder Obligations Until the Conversion Date. The Company and the Shareholder jointly and severally commit to the following obligations between the Signing Date and the Conversion Date ("Interim Period"):

6.1.	The Company and the Shareholder shall diligently pursue obtaining the Pharmacy Licenses, Initial Business Code, and Cannabis License.

6.2.	The Company and the Shareholder shall act in good faith and promote the Company's interests without harming the Lender's interests or the Company’s business.

6.3.	The Company shall not engage in activities beyond pharmacy operations in Israel without the Lender’s prior consent.

6.4.	The Company shall not incur new debts or allocate new shares without the Lender’s approval.

6.5.	The Shareholder shall not sell, transfer, encumber, or dispose of his shares in the Company during the Interim Period.

6.6.
The Company shall not allocate any additional share capital and/or any rights to the Shareholder and/or to any third parties. The Company shall not sell all or part of its assets to the Shareholder or to any third party, nor shall it transfer or pledge any of its assets and/or rights. The Company shall not distribute any dividends during the Interim Period.

6.7.
No amendments shall be made to the Company’s corporate documents, including the Company’s Articles of Association, the Company’s registered capital, or the Company’s issued and paid-up capital. No shares or rights in the Company shall be allocated or transferred, and no rights to acquire shares or to engage in any other transaction involving shares shall be granted to any third party and/or the Shareholders.

6.8.
The Company undertakes not to enter into transactions with the Shareholder and/or any parties directly or indirectly related to the Shareholder, including loan repayments, during the Interim Period, without the prior written consent of the Lender.

6.9.	The Company shall not take out any loans and/or incur any debt of any kind to a third party, except with the prior written consent of the Lender.

6.10.
The Company shall not grant any loans to the Shareholder or to companies owned by the Shareholder, nor shall it repay in any manner (whether in cash, in- kind, or otherwise, including by way of set-off) any existing or future shareholder loans to the Shareholder or to companies owned by the Shareholder at any time (including principal amounts, interest, indexation differentials, or any other amounts of any kind), except with the prior written approval of the Lender.

6.11.	The Company’s execution of material agreements exceeding the amount of 150,000 ILS shall require prior written approval from the Lender.

6.12.	The employment of employees by the Company with a monthly salary (whether salaried or hourly) exceeding 25,000 ILS shall require prior written approval from the Lender.

6.13.
The Shareholder undertakes that neither he nor any of his family members and/or any of his first-degree, second-degree, or third-degree relatives, whether by themselves or through others on their behalf, including but not limited to companies in which they hold shares or control without holding shares, and/or their relatives and/or companies in which they or their relatives hold shares (hereinafter: "Relatives"), shall compete with the Company, directly or indirectly, in any activity related to the Company’s field of business and/or the cannabis sector in Israel, including the establishment and/or operation of a pharmacy, for the entire duration of the Interim Period. Without derogating from the generality of this clause, competition with the Company shall include, inter alia (and without limitation), opening an additional pharmacy or establishing a business related to the cannabis field, lending money, investing, managing, working, or consulting in a business related to the cannabis field. This obligation shall not apply to the Shareholder’s activity in the Company and/or any of his first-degree family members or Relatives concerning Rivoli Trade and Marketing Ltd.

6.14.	All representations and declarations as stated in Section 7 below shall remain true, complete, and accurate throughout the Interim Period and at the time of the Conversion.

7.	Shareholder and Company Representations. The Company and the Shareholder hereby represent, affirm, and undertake, jointly and severally, as follows:

7.1.
The Company is a private limited liability company duly incorporated on April 3, 2022, with registration number 516591781. Copies of the Company’s Certificate of Incorporation and its most current Articles of Association as of the date of signing this Agreement are attached as Annex 7.1.

7.2.
The Company’s registered share capital consists of 100,000 ILS divided into 100,000 shares with a nominal value of 1 ILS each, conferring equal rights upon their holders. The Company’s Shareholder Register as of the date of this Agreement is detailed in Annex 7.2.

7.3.
All of the Company's registered but unallocated share capital, as well as its issued share capital, are free from any debt, lien, encumbrance, or third-party rights, except for rights granted to the Lender under this Agreement. The Company and/or the Shareholder, jointly and severally, have not allocated nor undertaken to allocate any securities to any person, including shares or options. There are no legal or contractual restrictions on the allocation and transfer of the shares allocated to the Lender under this Agreement.

7.4.
The Company has not adopted any option plan and/or any other compensation plan, nor has it made any verbal or written commitment to any employee, consultant, manager, or owner of the Company regarding any equity-based compensation of any kind.

7.5.
The Company has not guaranteed and/or undertaken to guarantee any obligations of third parties, including the Shareholder, nor has it provided any liens or securities for obligations that are not its own. There is no agreement, arrangement, or engagement, whether written or oral, between the Company and the Shareholder and/or any companies owned by the Shareholder.

7.6.	The Company does not hold, directly or indirectly, any shares in any other entity, nor does it have any right to acquire such holdings.

7.7.
The Company has duly paid all taxes, levies, fees, or compulsory payments that were required. No demand for such payments is outstanding or known, except for ongoing payments that shall be paid in full on their due dates.

7.8.
The Company’s financial status is as detailed in the financial report attached as Annex 7.8 to this Agreement, and the Company’s bank account is as detailed in Annex 7.8A, which is the only bank account held by the Company.

7.9.	The Company has no outstanding loans and/or debts and/or financial obligations to any third party and/or the Shareholder.

7.10.	The Company has no agreements with suppliers or any third parties, except for a lease agreement attached as Annex 7.9.

7.11.
There are no pending or threatened civil, criminal, insolvency, or quasi-legal proceedings against the Company and/or the Shareholder, including liquidation proceedings, receivership, or bankruptcy, and no request for such proceedings has been filed or notified. The Company and the Shareholder are solvent and have no grounds for insolvency proceedings.

7.12.
The Company has not made any special resolutions since its incorporation until the date of this Agreement, except for the approval of the allocation of shares upon Conversion. There is no legal or contractual restriction preventing the Company and/or the Shareholder from entering into or performing this Agreement.

7.13.	No third-party approval is required for the execution of this Agreement, except for Yakar's approval concerning share transfers following the receipt of the initial business code.

7.14.	The Company and/or the Shareholder have no knowledge of any event that may harm the Company’s ability to obtain or maintain pharmacy approvals and/or a cannabis license.

7.15.
Except for the Shareholder’s activity in Rivoli Trade and Marketing Ltd., neither the Company nor the Shareholder or their Relatives engage in any business related to pharmacies and/or the cannabis sector.

7.16.
The representations and warranties fully and adequately disclose all relevant information about the Company necessary for this transaction, and they will remain true at the time of Conversion. The Company and the Shareholder shall inform the Lender of any changes to these representations and warranties.

8.
Breach Event. 8.1. Any breach by the Company and/or the Shareholder that is not remedied within 30 days from the date of the Lender’s demand, of the representations, warranties, and obligations under this Agreement, including as set forth in Section 7 above and the interim period obligations as set forth in Section 6 above, shall constitute grounds for the immediate repayment of the Loan. The immediate repayment of the Loan due to a breach under this section shall entitle the Lender, at its sole discretion, to receive the Loan in cash (and not by conversion into Company shares), within 14 days from the date of providing notice of immediate repayment under this section.

9.
No Waiver and No Set-Off. 9.1. No conduct by any of the Parties shall be deemed a waiver of any of its rights under this Agreement or under any law, or as a waiver or consent by it to any breach or non-fulfillment of any term, unless the waiver, consent, deferral, amendment, cancellation, or addition is expressly made in writing. A Party’s consent in a particular case to deviate from any term or provision of this Agreement shall not constitute a precedent or consent to similar deviations in other cases, and no inference shall be drawn from it to other cases. No conduct of any of the Parties shall be deemed a waiver of any of its rights under this Agreement and/or under any law, or as a waiver or consent to any breach or non- fulfillment of the Agreement by any Party, or as granting deferral or extension, or as a modification, cancellation, or addition of any term, unless explicitly made in writing. 9.2. The Borrower’s obligation to repay the Loan in accordance with this Agreement shall not be subject to any set-off against other liabilities of the Lender to the Borrower, if any, and shall not be reduced or delayed.

10.	Confidentiality.

10.1.
The Parties shall maintain the confidentiality of any information received from the other Parties in connection with this Agreement and its performance, and no Party shall use any information received from the other Parties for any purpose other than the execution of this Agreement or the preservation or enforcement of its rights under this Agreement. The foregoing shall not apply to: (a) information that was public domain before its disclosure to the Party or became public domain after its disclosure to the Party without violating this confidentiality obligation; (b) information that a Party can prove was received without breaching this confidentiality obligation; (c) information whose disclosure is required by law and/or within legal proceedings and/or an investigation and/or by written demand of a competent authority, provided that if such demand explicitly includes the Company’s or the other Party’s name, the disclosing Party shall make reasonable efforts to notify the Company and/or the other Party (as applicable) about the disclosure demand as soon as possible, unless prohibited by law; or (d) information that was independently acquired or developed by a Party without reliance on such confidential information or was already in its possession prior to negotiations leading to this Agreement.

10.2.
The Parties shall mutually agree on any publication, announcement, or public disclosure regarding the terms of this Agreement. This obligation shall not apply to disclosures required for regulatory compliance and/or securities reporting, including to the CSE and Nasdaq, where the shares of the Lender’s parent company (IM Cannabis Corp) are traded. If IM Cannabis Corp elects or is required to report this transaction to the stock exchange, the Lender shall provide the Company and the Shareholder with a draft of the disclosure for their review and shall act in good faith regarding any comments provided by the other Party. However, it is clarified that the Lender shall have the final and absolute discretion regarding the wording and timing of such disclosure.

11.	Amendments and Additions to This Agreement. Any amendment and/or addition to this Agreement shall be made in writing and with the consent of both Parties.

12.
Governing Law and Jurisdiction. This Agreement shall be governed by the laws of the State of Israel, and the exclusive and sole jurisdiction over any matter relating to this Agreement shall be vested in the competent courts in Tel Aviv-Yafo. Each Party to this Agreement shall be entitled to all remedies and relief available to it under this Agreement and any applicable law.

/s/ Oren Shuster and Eyal Fisher	/s/ Walid Haskia
Lender – IMC Holdings Ltd.	Borrower – Telecanna Ltd.

/s/ Walid Haskia
Walid Haskia